Exhibit (17)(i)

[Proxy Card Front]

iShares MSCI Russia Capped ETF, Inc., on behalf of its series

iShares MSCI Russia Capped ETF

400 Howard Street

San Francisco, California 94105

PROXY

This proxy is solicited on behalf of the Board of Directors

The undersigned shareholder of iShares MSCI Russia Capped ETF (the “Fund”), a series of iShares MSCI Russia Capped ETF, Inc., a Maryland corporation, hereby appoints Jack Gee, Eilleen Clavere, Edward Baer, and Lezlie Iannone, and each of them, as proxies for the undersigned, each with the power to appoint his or her substitute, and hereby authorizes each of them to attend the special meeting of the shareholders of the Fund to be held at the offices of BlackRock Fund Advisors, 400 Howard Street, San Francisco, California 94105, on [            ], [            ] at [10]:00 [a].m. (Pacific time) (the “Special Meeting”), and any adjournment or postponement thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Special Meeting and otherwise to represent the undersigned at the Special Meeting with all powers possessed by the undersigned if personally present at the Special Meeting. The undersigned hereby acknowledges receipt of the Notice of the Meeting and the accompanying Prospectus/Proxy Statement, the terms of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to the Special Meeting.

The votes entitled to be cast by the undersigned will be cast in the manner directed herein by the undersigned shareholder. If no direction is made, the votes entitled to be cast by the undersigned will be cast “FOR” the approval of the Reorganization. Additionally, the votes entitled to be cast by the undersigned will be cast in the discretion of the proxies on any procedural matter relating to the Reorganization as may properly come before the Special Meeting or any adjournment or postponement thereof.

Whether or not you intend to personally attend the Special Meeting, please complete and return this card at once in the enclosed envelope.

(Continued and to be signed on the reverse side)

[Proxy Card Reverse]

Please mark boxes /X/ or [X] in blue or black ink.

1.	To approve an Agreement and Plan of Reorganization pursuant to which the Fund would transfer all of its assets to the iShares MSCI Russia Capped ETF (the “Acquiring Fund”), a series of iShares, Inc., a Maryland corporation, in exchange for the assumption by the Acquiring Fund of the stated liabilities of the Fund and shares of the Acquiring Fund after which those shares will be distributed by the Fund to its shareholders (the “Reorganization”).

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To transact such other business as may properly be presented at the Special Meeting or any adjournment or postponement thereof.

Please sign exactly as name appears hereon. When
shares are held by joint tenants, both should sign.
When signing as attorney or as executor,
administrator, trustee or guardian, please give full
title as such. If a corporation, please sign in full
corporate name by president or other authorized
officer. If a partnership, please sign in partnership
name by authorized person.

Dated:

X Signature

X Signature, if held jointly

Sign, Date and Return the Proxy Card Promptly Using the Enclosed Envelope.